Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Myseum.AI, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value	(1)	Other	1,000,000	$2.50	$2,500,000.00	0.0001381	$345.25

Total Offering Amounts:						$2,500,000.00		345.25
Total Fee Offsets:								0.00
Net Fee Due:								$345.25

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional shares of common stock of the Registrant, par value $0.0001 per share ("Common Stock"), that may be issued to adjust the number of shares issued pursuant to the Registrant's 2024 Equity Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of shares of the Registrant's outstanding Common Stock.

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based on the average of the high and low prices of the Registrant's Common Stock as reported on The Nasdaq Capital Market on August 7, 2026, which date is within five business days prior to the filing of this Registration Statement